Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
REPORTS RECORD FIRST QUARTER PROFIT

Diluted Earnings Per Share Increases Over 150 percent

Tulsa, Oklahoma, May 9, 2012:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the first quarter ended March 31, 2012.  Net income for the 2012 first quarter was $40.4 million, or $1.35 per diluted share, compared to net income of $16.5 million, or $0.53 per diluted share for the first quarter of 2011.   The Company also reported Corporate Adjusted EBITDA for the first quarter of 2012 of $76.8 million, compared to $36.3 million in the first quarter of 2011.

“We are pleased to report another record quarter, and the highest first quarter profit in the Company’s history,” said Scott L. Thompson, Chairman, President and Chief Executive Officer.  “A strong used car market, combined with continued emphasis in the areas of cost control, productivity initiatives, fleet utilization and balance sheet management enabled us to achieve another record quarter, in spite of a competitive rate environment.”

For the quarter ended March 31, 2012, the Company’s vehicle rental revenue was $339.1 million, compared with $332.3 million for the same period in 2011.  The increase in vehicle rental revenue for the quarter was driven by a 6.5 percent increase in rental days, partially offset by a 4.2 percent decrease in revenue per day.  Vehicle utilization for the first quarter of 2012 was 81.0 percent, up from 79.7 percent during last year’s first quarter.   Revenue per unit per month for the first quarter of 2012 was $1,115, compared to $1,131 per unit per month in the first quarter of 2011.

“Demand for our value-oriented product offerings is strong, as evidenced by our rental day growth this quarter,” said Thompson.  “The recovery in the leisure travel market continues to show steady improvement, and as we head into the peak season we are pleased with the strength of our forward reservation bookings.”

Fleet cost per vehicle was $136 per month in the first quarter of 2012, compared to $251 per month in the first quarter of 2011.  The decrease in fleet cost per vehicle per month resulted primarily from lower overall depreciation rates on the Company’s fleet due to the ongoing strength of the used vehicle market and improved fleet strategies.  Additionally, the Company noted that vehicle remarketing volumes increased significantly on a year-over-year basis due to a substantial fleet refresh cycle currently underway.  The Company sold approximately 14,400 risk vehicles at a total gain of $14.3 million during the first quarter of 2012, compared to approximately 6,900 risk vehicles at a total gain of $7.9 million in the first quarter of 2011.  The average fleet for the quarter was up 3.6 percent compared to the prior-year period.

Direct vehicle and operating expenses and selling, general and administrative expenses (operating expenses) for the first quarter of 2012 totaled 64.5 percent of revenues, compared to 65.3 percent of revenues in the first quarter of 2011.  The decrease was primarily attributable to $3.5 million of merger-related expenses incurred in 2011 that did not recur in 2012.  Interest expense, net, declined to $17.1 million in the first quarter of 2012, down from $21 million in the first quarter of 2011.  The decrease in interest expense primarily reflects the Company’s refinancing of its legacy fleet financing facilities at lower interest rates in the second half of 2011.

Liquidity and Capital Resources

As of March 31, 2012, the Company had $492 million in cash and cash equivalents, and an additional $214 million in restricted cash and investments primarily available for the purchase of vehicles and/or repayment of vehicle financing obligations.  The Company noted that it has made seasonal fleet investments of approximately $290 million since December 31, 2011.  Those investments were funded by a blend of unrestricted cash, restricted cash and vehicle debt. Non-vehicle capital expenditures for the quarter totaled approximately $5 million.

The Company noted that subsequent to quarter-end, it reduced its outstanding letters of credit supporting its secured vehicle financing facilities by approximately $145 million, utilizing a portion of its excess cash on hand to meet the collateral enhancement requirements under those facilities. This use of cash is expected to save the Company $6 million on an annualized basis by eliminating the interest cost associated with leveraged sources of collateral enhancement.  The Company retains the flexibility to replace this cash collateral with funds borrowed under its Revolving Credit Facility or the issuance of letters of credit as it deems appropriate.

With respect to share repurchase activity, the Company noted that it repurchased 64,200 shares at an average price of $78.19 during the quarter.  These repurchases are in addition to the previously disclosed 1.45 million shares repurchased by the Company on February 9, 2012 under a forward stock repurchase agreement. As of March 31, 2012, the Company had approximately $295 million in share repurchase capacity remaining under its share repurchase program.

As of March 31, 2012, the Company’s tangible net worth was $635 million, and the Company had no corporate debt outstanding.

2012 Outlook Update

As previously announced, based on first quarter performance, current overall economic conditions, expectations for continued strength in the domestic used vehicle market and continued improvement in travel volumes, the Company noted that it has revised its full year guidance for diluted earnings per share to be within a range of $5.00 to $5.60.  Additionally, Corporate Adjusted EBITDA for the full year of 2012 is expected to be within a range of $285 million to $310 million.

Webcast and Conference Call Information

A conference call to review the Company’s first quarter 2012 results will be held at 8:00 a.m. CDT on Wednesday, May 9, 2012.  Scott Thompson, Chairman, President and Chief Executive Officer, will lead the call.  Also participating will be Cliff Buster, Chief Financial Officer.  A live audio webcast of the call will be available on the Company’s website www.dtag.com.  Domestic participants should call 888-603-9215 and use the passcode “Dollar Thrifty.”  The number for international participants is 203-827-7046.  Please call in approximately 10 minutes prior to the beginning of the call.

A replay of the conference call will be made available one hour following its conclusion.  To access the domestic audio replay, call 866-365-2452. The international replay number is 203-369-0220.  The audio replay of the call will be available through May 23, 2012.  It will also be available on the Investor Information page of the corporate website for one year.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 280 corporate locations in the United States and Canada, with approximately 5,900 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,300 franchise locations in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them.  Risks and uncertainties relating to our business that could materially affect our future results include:

●
constraints on our growth and profitability given the challenges we face in increasing our market share in the key airport and local markets we serve, high barriers to entry in the insurance replacement market, capital and other constraints on expanding company-owned stores internationally and the challenges we would face in further reducing our expenses;

●
the impact of the continuing challenging global economic environment, the ongoing Eurozone sovereign debt issues and governmental actions to address budget deficits through austerity and other measures, which are fueling concerns about global economic prospects and could materially adversely affect unemployment rates and consumer discretionary spending, including for international inbound travel to the United States and for leisure travel more generally, on which we are substantially dependent;

●
the continuing significant political unrest and other concerns involving certain oil-producing countries, which has contributed to price volatility for petroleum products, and in recent periods higher average gasoline prices, which could affect both broader economic conditions and consumer spending levels;

●	the impact of pricing and other actions by competitors;
●
our ability to manage our fleet mix to match demand and meet our target for vehicle depreciation costs, particularly in light of the significant level of risk vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to wholesale used vehicle prices;

●
the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used vehicle market on our vehicle cost, including the impact on vehicle depreciation costs in 2012 based on pricing volatility in the used vehicle market;

●	our ability to reduce our fleet capacity as and when projected by our plans;
●	the continuing strength of the U.S. automotive industry on which we depend for vehicle supply;
●
airline travel patterns, including disruptions or reductions in air travel resulting from capacity reductions, pricing actions, severe weather conditions, industry consolidation or other events, particularly given our dependence on leisure travel;

●	access to reservation distribution channels, particularly as the role of the Internet and mobile applications increases in the marketing and sale of travel-related services;
●	the effectiveness of actions we take to maintain a low cost structure and to manage liquidity;
●	the impact of repurchases of our common stock pursuant to our share repurchase program;
●	our ability to obtain cost-effective financing as needed without unduly restricting our operational flexibility;
●	our ability to comply with financial covenants, and the impact of those covenants on our operating and financial flexibility;
●
whether our preliminary expectations about our federal income tax position are affected by changes in our expected fleet size or operations or further legislative initiatives relating to taxes in the United States or elsewhere;

●
our ability to continue to defer the reversal of prior period tax deferrals and the availability of accelerated depreciation payments in future periods, the lack of either of which could result in material cash federal income tax payments in future periods;

●	the cost of regulatory compliance, costs and other effects of potential future initiatives, including those directed at climate change and its effects, and the costs and outcome of pending litigation;

●	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
●	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed; and
●	the impact of other events that can disrupt consumer travel, such as natural and man-made catastrophes, pandemics, social unrest and actual and perceived threats or acts of terrorism.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the Securities and Exchange Commission.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations
and Corporate Communications:
Anna Bootenhoff
(918) 669-2236
Anna.Bootenhoff@dtag.com

				Table 1
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	March 31,		Total revenues
	2012	2011	2012	2011
Revenues:
Vehicle rentals	$339,089	$332,272	95.2%	95.4%
Other	17,185	16,075	4.8%	4.6%
Total revenues	356,274	348,347	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	184,212	178,305	51.7%	51.2%
Vehicle depreciation and lease charges, net	41,731	74,174	11.7%	21.3%
Selling, general and administrative	45,548	48,947	12.8%	14.1%
Interest expense, net	17,068	20,977	4.8%	6.0%
Total costs and expenses	288,559	322,403	81.0%	92.6%

(Increase) decrease in fair value of derivatives	276	(3,474)	0.1%	(1.0%	)

Income before income taxes	67,439	29,418	18.9%	8.4%

Income tax expense	27,068	12,895	7.6%	3.7%

Net income	$40,371	$16,523	11.3%	4.7%

Earnings per share:
Basic	$1.40	$0.57
Diluted	$1.35	$0.53

Weighted average number
of shares outstanding:
Basic	28,748,434	28,760,628
Diluted	29,985,307	31,052,645

			Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended March 31, 2012
OPERATING DATA:

Vehicle Rental Data:

Average number of vehicles operated	101,417
% change from prior year	3.6%
Number of rental days	7,476,770
% change from prior year	6.5%
Vehicle utilization	81.0%
Percentage points change from prior year	1.3 p.p.
Average revenue per day	$45.35
% change from prior year	(4.2%	)
Monthly average revenue per vehicle	$1,115
% change from prior year	(1.4%	)

Average depreciable fleet	102,587
% change from prior year	4.0%
Monthly average depreciation (net) per vehicle	$136
% change from prior year	(45.8%	)

FINANCIAL DATA: (in millions) (unaudited)

Non-vehicle depreciation and amortization	$6
Non-vehicle interest expense	3
Non-vehicle interest income	-
Non-vehicle capital expenditures	5
Cash paid for/(refund of) income taxes	(8)

			Table 2 (Continued)

Selected Balance Sheet Data
(In millions)

	March 31,		December 31,
	2012	2011	2011
	(unaudited)

Cash and cash equivalents	$492	$519	$509
Restricted cash and investments	214	160	353
Revenue-earning vehicles, net	1,756	1,682	1,468

Vehicle debt	1,473	1,406	1,400
Non-vehicle debt (corporate debt)	-	146	-
Stockholders' equity	655	559	608

Tangible Net Worth Calculation
(In millions)

	March 31,		December 31,
	2012	2011	2011
	(unaudited)

Stockholders' equity	$655	$559	$608
Less: Software, net	(20)	(23)	(22)
Tangible net worth	$635	$536	$586

			Table 3
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as shown below.  The Company believes Corporate Adjusted EBITDA is important as it provides a supplemental measure of the Company's liquidity by adjusting earnings to exclude certain non-cash items, taxes and corporate-level capital structure decisions (i.e. non-vehicle interest), thus, allowing the Company's management, including the chief operating decision maker, as well as investors and analysts, to evaluate the Company's operating cash flows based on the core operations of the Company.  Additionally, the Company believes Corporate Adjusted EBITDA is a relevant measure of operating performance in providing a measure of profitability that focuses on the core operations of the Company while excluding certain items that do not directly reflect ongoing operating performance.  The Company's management, including the chief operating decision maker, uses Corporate Adjusted EBITDA to evaluate the Company's performance and in preparing monthly operating performance reviews and annual operating budgets.  The items excluded from Corporate Adjusted EBITDA, but included in the calculation of the Company's reported net income, are significant components of its consolidated statements of income, and must be considered in performing a comprehensive assessment of overall financial performance.  Corporate Adjusted EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, cash flow or liquidity.  Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended
	March 31,
	2012	2011
	(in thousands)
Reconciliation of Net Income to
Corporate Adjusted EBITDA

Net income - as reported	$40,371	$16,523

(Increase) decrease in fair value of derivatives	276	(3,474)
Non-vehicle interest expense	2,609	2,471
Income tax expense	27,068	12,895
Non-vehicle depreciation	4,536	4,840
Amortization	1,775	1,866
Non-cash stock incentives	1,625	1,209
Other	(1,431)	(4)

Corporate Adjusted EBITDA	$76,829	$36,326

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities

Corporate Adjusted EBITDA	$76,829	$36,326

Vehicle depreciation, net of gains/losses from disposal	41,731	74,165
Non-vehicle interest expense	(2,609)	(2,471)
Change in assets and liabilities and other	(521)	26,270
Net cash provided by operating activities (a)	$115,430	$134,290

Memo:
Net cash used in investing activites	$(193,522)	$(229,522)
Net cash provided by financing activities (a)	$61,264	$150,627

			Table 3 (Continued)
	Full Year
	2012	2011
	(in millions)
Reconciliation of Pretax Income to	(forecasted)	(actual)
Corporate Adjusted EBITDA

Pretax income	$246 - $271	$261

(Increase) decrease in fair value of derivatives (2012 amount is YTD March 2012)	-	(3)
Non-vehicle interest expense	7	11
Non-vehicle depreciation	19	19
Amortization	7	7
Non-cash stock incentives	7	3
Other	(1)	-

Corporate Adjusted EBITDA	$285 - $310	$298

(a) Certain reclassifications have been made to the 2011 financial information to conform to the classifications used in 2012.